SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2013

BISON PETROLEUM CORP.

(Exact name of Company as specified in its charter)

Nevada	333-167879	42-1771342
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
12248 Meridian Blvd, Ste H Minden, Nevada 89423
(Address of principal executive offices)
Phone: (775) 473-6624
(Company’s Telephone Number) Greenchoice International, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

Effective June 19, 2013, Bison Petroleum Corp., a Nevada corporation, (the “Company”), with the approval from the Financial Industry Regulatory Authority (“FINRA”), has, among other things, (i) changed its name from “Greenchoice International Inc.” to “Bison Petroleum Corp.”, (ii) increased the number of authorized shares of common stock of the Company from One Hundred Million (100,000,000), par value $ 0.001, to Eight Hundred Million (800,000,000), par value $0.001 and, (iii) authorized a forward split (the “Forward Split”) of its issued and authorized common shares, whereby every One (1) old share of common stock will be exchanged for Eight (8) new shares of the Company's common stock, for shareholders of record as of June 17, 2013. As a result, the issued and outstanding shares of common stock will increase from Four Million Nine Hundred Thousand (4,900,000) shares prior to the Forward Split to Thirty Nine Million Two Hundred Thousand (39,200,000) shares following the Forward Split.  Fractional shares will be rounded upward. The Forward Split shares are payable upon surrender of certificates to the Company's transfer agent.

The Forward Split and name change become effective with the Over-the-Counter Bulletin Board at the opening of trading on June 19, 2013, under the symbol “GREEd”.  The “d” will be placed on our ticker symbol for 20 business days. After 20 business days, our ticker symbol will revert back to its original symbol “GREE”. A new symbol will be issued by FINRA after the conversion to the original symbol.  We will announce the new symbol provided by FINRA by filing a Current Report on Form 8-K. Our new CUSIP number is 091714105.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bison Petroleum Corp. Date: June 19, 2013 By: /s/ Antonio Martinez-Guzman Antonio Martinez-Guzman President & CEO